Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS FIRST QUARTER 2014 RESULTS

- Rental Income Increases 21.4% Over 2013 First Quarter –

GREAT NECK, New York, May 8, 2014 — One Liberty Properties, Inc. (NYSE: OLP), today announced operating results for the quarter ended March 31, 2014.

“We are pleased with the year over year results of our first quarter  as we grew rental income by 21.4% driven primarily by the properties acquired since January 2013, stated Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty. “We continue to pursue additional acquisitions, but remain disciplined and selective in our efforts to ensure we are maximizing value for all of our stockholders.”

Operating Results:

Rental income for the first quarter of 2014 increased $2.54 million, or 21.4%, to $14.40 million, from $11.86 million for the first quarter of 2013.  The increase is due substantially to eleven properties acquired in 2013 for approximately $107.5 million.

Total operating expenses for the first quarter of 2014 increased $1.43 million, or 25.4%, to $7.07 million, from $5.64 million for the first quarter of 2013.  Approximately $943,000 of the increase is due to increased depreciation and amortization expense resulting primarily from the 2013 acquisitions and the balance is due to increased real estate operating and general and administrative expenses.

Operating income for the first quarter of 2014 increased $1.11 million, or 17.8%, from $6.23 million for the first quarter of 2013.

Income from continuing operations during the first quarter of 2014 decreased to $3.29 million, or $0.20 per diluted share, from $3.31 million, or $0.21 per diluted share, in the first quarter of 2013.  Contributing to the change is the net decrease of $201,000 in equity in earnings from unconsolidated joint ventures, due to the inclusion, in the 2013 period, of income from real property/joint venture interests sold in the second quarter of 2013, and an $850,000 increase in interest expense due primarily to mortgage debt incurred for One Liberty’s 2013 acquisitions.  Partially offsetting the decrease was the increase in operating income in the current quarter.

Net income attributable to One Liberty in the first quarter of 2014 was $3.27 million or $0.20 per diluted share compared to $3.45 million or $0.22 per diluted share in the first quarter of 2013.  Included in the 2013 results is $136,000 or $0.01 per share of income from discontinued operations.

Funds from Operations and Adjusted Funds from Operations:

For the quarter ended March 31, 2014, the Company reported Funds from Operations (“FFO”) of $6.90 million, an 8.8% increase from the $6.34 million reported in the first quarter of 2013.  FFO per diluted share grew 2.4%, to $0.43 in the first quarter of 2014, from $0.42 per diluted share in the corresponding prior year period.

For the quarter ended March 31, 2014, the Company reported Adjusted Funds from Operations (“AFFO”) of $7.22 million, a 6.5% increase from the $6.78 million reported in the first quarter of 2013.  AFFO per diluted share grew 2.3%, to $0.45 in the first quarter of 2014, from $0.44 per diluted share in the corresponding period of the prior year.

The per share net income, FFO and AFFO results for the three months ended March 31, 2014 were impacted by the factors described above and an increase in the weighted average number of shares outstanding due to share issuances under One Liberty’s equity incentive, dividend reinvestment and at the market equity offering programs.

A reconciliation of net income, as presented in accordance with GAAP, to FFO and AFFO, is provided with the financial information included later in this release.

Balance Sheet:

The Company, at March 31, 2014, had $16.17 million of cash and cash equivalents, total assets of $567.38 million, total debt of $297.75 million (including $12.85 million outstanding on its $75 million credit facility) and total equity of $249.14 million.

At May 2, 2014, One Liberty’s available liquidity was approximately $68.3 million, including approximately $6.1 million of cash and cash equivalents (net of the credit facility’s required $7.5 million deposit maintenance balance) and $62.2 million available under its credit facility.

Acquisitions and Dispositions:

The Company acquired two properties for $5.1 million in January 2014: a Total Wine and More retail store in Greensboro, North Carolina for approximately $2.97 million and a Chuck E. Cheese restaurant in Indianapolis, Indiana for $2.14 million.  Each property is net leased by a single tenant pursuant to a lease that expires in three to four years.  As part of the Company’s program to selectively dispose of certain properties, in February 2014, it sold two properties located in Michigan for approximately $5.18 million, net of closing costs.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds From Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance. FFO is defined in the White Paper as net income (computed in accordance with generally accepting accounting principles), excluding gains (or losses) from sales of property, plus real estate depreciation and amortization, plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one REIT to another.  One Liberty computes AFFO by deducting from FFO its straight-line rent accruals and amortization of lease intangibles and adding back its amortization of restricted stock compensation and the amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures).

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income.  Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operations as defined by GAAP.  FFO and AFFO should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor should FFO and AFFO be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs, including principal amortization, capital improvements and distributions to stockholders. FFO and AFFO do not represent cash flows from operating, investing or financing activities as defined by GAAP.

Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating the Company’s performance, management is careful to examine GAAP measures such as net income and cash flows from operating, investing and financing activities. Management also prepares and reviews the reconciliation of net income to FFO and AFFO.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  One Liberty intends such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and in particular “Item 1A. Risk Factors” included therein. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect actual results, performance or achievements.

About One Liberty:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The primary business of the Company is to acquire, own and manage a geographically diversified portfolio of retail (including furniture stores, restaurants, office supply stores and supermarkets), industrial, flex, office, health and fitness and other properties under long term leases.  Substantially all of the Company’s leases are “net leases”, under which the tenant is responsible for real estate taxes, insurance and ordinary maintenance and repairs.

Interested parties are encouraged to review One Liberty’s Form 10-Q to be filed with the Securities and Exchange Commission for the quarter ended March 31, 2014 for further details.  The Form 10-Q can also be linked through the “Investor Relations” section of One Liberty’s website.  For additional information on the Company’s operations, activities and properties, please visit One Liberty’s website at www.1liberty.com.

Contact:
One Liberty Properties
Investor Relations
Phone: (516) 466-3100

(14/OLP Minutes/OLP 10Q14 FINAL)

ONE LIBERTY PROPERTIES, INC.   (NYSE:  OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2014	2013
Revenues:
Rental income, net	$14,402	$11,862

Operating expenses:
Depreciation and amortization	3,577	2,634
General and administrative	2,211	1,960
Federal excise and state taxes	62	42
Real estate expenses	1,098	772
Leasehold rent	77	77
Real estate acquisition costs	40	151
Total operating expenses	7,065	5,636

Operating income	7,337	6,226

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	133	334
Other income	8	69
Interest:
Expense	(3,953)	(3,103)
Amortization of deferred financing costs	(238)	(213)

Income from continuing operations	3,287	3,313

Income from discontinued operations	13	136

Net income	3,300	3,449
Less net (income) loss attributable to non-controlling interests	(27)	1

Net income attributable to One Liberty Properties, Inc.	$3,273	$3,450

Per common share attributable to common stockholders- diluted:
Income from continuing operations	$0.20	$0.21
Income from discontinued operations	0.00	0.01
	$0.20	$0.22

Funds from operations - Note 1	$6,897	$6,344
Funds from operations per common share-diluted - Note 2	$0.43	$0.42

Adjusted funds from operations - Note 1	$7,224	$6,778
Adjusted funds from operations per common share-diluted - Note 2	$0.45	$0.44

Weighted average number of common and unvested restricted shares outstanding:
Basic	15,865	15,157
Diluted	15,965	15,257

ONE LIBERTY PROPERTIES, INC.   (NYSE:  OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
Note 1:	2014	2013
Funds from operations is summarized in the following table:
Net income attributable to One Liberty Properties, Inc.	$3,273	$3,450
Add: depreciation of properties	3,515	2,638
Add: our share of depreciation in unconsolidated joint ventures	93	216
Add: amortization of deferred leasing costs	35	32
Add: our share of amortization of deferred leasing costs in unconsolidated joint ventures	-	8
Add: federal excise tax relating to gain on sales	(19)	-

Funds from operations	6,897	6,344

Deduct: straight-line rent accruals and amortization of lease intangibles	(387)	(243)
Add: our share of straight-line rent reversals and amortization of lease intangibles of unconsolidated joint ventures	-	59
Add: amortization of restricted stock compensation	472	397
Add: amortization of deferred financing costs	238	212
Add: our share of amortization of deferred financing costs in unconsolidated joint ventures	4	9

Adjusted funds from operations	$7,224	$6,778

Note 2:
Funds from operations is summarized in the following table:
Net income attributable to One Liberty Properties, Inc.	$0.20	$0.22
Add: depreciation of properties	0.22	0.18
Add: our share of depreciation in unconsolidated joint ventures	0.01	0.02
Add: amortization of deferred leasing costs	-	-
Add: our share of amortization of deferred leasing costs in unconsolidated joint ventures	-	-
Add: federal excise tax relating to gain on sales	-	-

Funds from operations per common share-diluted	0.43	0.42

Deduct: straight-line rent accruals and amortization of lease intangibles	(0.02)	(0.02)
Add: our share of straight-line rent reversals and amortization of lease intangibles of unconsolidated joint ventures	-	-
Add: amortization of restricted stock compensation	0.03	0.03
Add: amortization of deferred financing costs	0.01	0.01
Add: our share of amortization of deferred financing costs
in unconsolidated joint ventures	-	-

Adjusted funds from operations per common share-diluted	$0.45	$0.44

ONE LIBERTY PROPERTIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in Thousands)

	March 31,	December 31,
ASSETS	2014	2013
Real estate investments, net	$498,329	$496,187
Properties held-for-sale	-	5,177
Investment in unconsolidated joint ventures	4,916	4,906
Cash and cash equivalents	16,168	16,631
Unbilled rent receivable	14,079	13,743
Unamortized intangible lease assets	25,771	26,035
Other assets	8,117	9,219
Total assets	$567,380	$571,898

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable	$284,903	$278,045
Line of credit - outstanding	12,850	23,250
Unamortized intangible lease liabilities	7,106	6,917
Other liabilities	13,384	13,596
Total liabilities	318,243	321,808

Total One Liberty Properties, Inc. stockholders' equity	248,037	248,932
Non-controlling interests in joint ventures	1,100	1,158
Total equity	249,137	250,090
Total liabilities and equity	$567,380	$571,898